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CONSOLIDATED BALANCE SHEETS
Lone Star Industries, Inc.
(Dollars in thousands)

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                                                                      As of December 31
                                                                      1993             1992

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Assets
Current Assets
Cash, including cash equivalents of $243,220 and $167,767.......   $244,397         $168,605
Accounts and notes receivable, net .............................     49,022           34,137
Inventories ....................................................     38,426           38,504
Current assets of assets held for sale..........................     20,634           20,151
Other current assets ...........................................      2,733            2,806
          Total current assets .................................    355,212          264,203

Assets held for sale ...........................................     65,663           69,177
Notes receivable ...............................................      5,058            7,172
Joint ventures .................................................     88,574          187,874
Property, plant and equipment, net .............................    398,085          408,271
Cost in excess of net assets of businesses acquired, net .......      9,273            9,659
Other assets and deferred charges ..............................      3,020            6,293
          Total assets .........................................   $924,885         $952,649

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable ...............................................    $16,079          $14,117
Accrued liabilities ............................................     60,353           57,135
Other current liabilities ......................................      3,227            4,000
          Total current liabilities ............................     79,659           75,252

Deferred income taxes ..........................................      3,356           15,612
Postretirement benefits other than pensions.....................    141,950          137,618
Other liabilities...............................................     21,886           15,588

Liabilities subject to Chapter 11 proceedings...................    627,938          611,129

Contingencies (Notes 1 and 32)

Redeemable preferred stock......................................     37,500           37,500
Non-redeemable preferred stock (involuntary liquidating value, 1        248              252
Common stock, $1 par value.  Authorized: 25,000,000 shares.
   Shares issued: 1993 - 18,102,723; 1992 - 18,102,007. ........     18,103           18,102
Additional paid-in capital .....................................    239,870          239,867
Accumulated Deficit.............................................   (187,896)        (151,856)
Pension liability adjustment....................................    (21,157)          (9,843)
Treasury stock, at cost.........................................    (36,572)         (36,572)
          Total liabilities and shareholders' equity ...........   $924,885         $952,649


The accompanying Notes to Financial Statements are an integral part of the Financial Statements.



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